Exhibit 10.1

SEVERANCE AND RELEASE AGREEMENT

THIS AGREEMENT is made this 31st day of March, 2005.

BETWEEN

MTI Technology Corporation, and MTI Technology BV having its registered office at Pettalarrpark 34, 5216 PD, S-Hertogenbosch, The Netherlands, (hereinafter called “the Company” which expression shall where the context so permits or requires include its parent, subsidiaries and associated companies) of the one part

AND

Nicholas Boland of Woodfield, Carpenterstown Road, Castleknock, Dublin 15 (hereinafter called “the Employee”) of the other part.

BACKGROUND

The Employee is employed by the Company as its Senior Vice President European Finance pursuant to a Contract Of Employment executed on 21st July 2000 (and attached at Schedule 1) (the “Contract of Employment”). The Employee’s position has become redundant. The Company has agreed to offer and the Employee has agreed to accept a severance package from the Company.

IT IS HEREBY AGREED AS FOLLOWS: -

1.	The Employee’s employment with the Company shall terminate by reason of redundancy on the 31st May 2005 (hereinafter called “the Termination Date”) without further obligation on the Company except as set out in the Agreement.

2.	Effective 1st June, 2005, the Company and the Employee agree that the Employee shall be retained by the Company as a consultant pursuant to the terms and conditions of the Consulting Agreement attached as Schedule 2 to this Agreement (the “Consulting Agreement).

3.	Subject to the provisions of this agreement, it is agreed that the Company shall pay to the Employee on the Termination Date, in full and final settlement:-

3.1	A statutory redundancy payment of € 25,800;

3.2	An ex-gratia severance payment of € 22,772.75, being one month’s salary;

3.3	A payment in respect of holiday entitlements up to the Termination Date, being 10 days leave, unless the Employee at his absolute discretion elects to take such leave prior to the Termination Date;

3.4	A severance payment of € 159,409.25, being the equivalent of seven month’s salary, to be paid on June 30, 2005;

3.5	A payment of € 14,000 for auto expenses, being the equivalent of seven months auto expenses; and

3.6	The Company shall pay to Employee the amount of Employee’s current medical, dental and vision benefit premiums through 31st March 2006, premium € 3,848.26. MTI will also reimburse all out of pocket expenses that are not covered thought the premiums but that would be covered under MTI’s existent Executive Medical Plan.

The Employee agrees and acknowledges that he was given proper and sufficient notice of the termination of Employee’s employment and no further notice period payments are due to Employee.

The above payments are subject to such tax and other deductions as the Company is required to deduct from the gross amount and remit to the Revenue in accordance with applicable legislation and shall be made in the most tax efficient manner permitted by law, provided always that the Company will not be obliged to incur additional cost or expense in order to procure tax efficacy.

4.	The Employee confirms that he resigns from his position as Director and Secretary of MTI Technology Ireland Limited and MTI Technology Limited and any other directorships held by him within the Company and/or Group with effect from 31st May 2005 without claim to compensation for loss of office and acknowledges that the amount paid herein relates solely to his employment. The Employee agrees to sign and return to the Company the appropriate documentation necessary to effect such resignations.

5.	The Company shall make a contribution for the 2005 year into the Employee’s pension scheme on 30th June, 2005, the contribution for the period from termination date to December 31st 2005 amounts to €12,401.55.

6.	It is agreed that the Employee’s employment contract with the Company, dated 21st July, 2000, together with any amendments or other agreements relating to his employment with the Company save the Proprietary Information Agreement shall terminate by mutual agreement on the Termination Date and without further obligation on the part of the Company or on the part of the Employee.

7.	On request and in any event before the Termination Date, the Employee shall deliver up to the Company all Company property and Company documentation and data belonging to the Company in the Employee’s possession or under his control including but not limited to any Company issued Credit Cards, Toshiba laptop personal computer, Blackberry, mobile telephone and office keys, all Company files, business plans, training, product and pricing documents, financial data, memoranda, correspondence and all other documentation prepared or obtained by him in the course of his employment with the Company and/or relating to its business or affairs.

Subject to the approval of MTI’s Board of Director’s Compensation Committee, the Company confirms that all Options granted to the Employee as set out in Schedule 1, and pursuant to MTI Technology Corporation 1996 and 2001 Stock Incentive Plans as amended (the “Stock Incentive Plans”), shall continue and remain in full force and effect in accordance with their terms through the term of the Consulting Agreement. In addition, subject to the approval of MTI’s Board of Director’s Compensation Committee, on or before the Termination Date, all unvested options will be accelerated to fully vest to the extent those options would have vested during the term of the Consulting Agreement.

8.	The Employee hereby undertakes with the Company that he will not at any time hereafter directly or indirectly disclose to any person, firm or company or use for his own benefit or gain or for the benefit or gain of third parties any of the Company’s trade secrets, business plans, product and/or financial data, work in progress or commercial information other than information in the public domain through no fault on the part of the Employee.

9.	The Employee hereby irrevocably and unconditionally agrees to and accepts the provisions of this agreement and acknowledges that same shall be in full and final settlement of all claims made and/or which may be made by him against the Company, its parent, subsidiaries and associated companies and/or each and all of their respective officers, directors, employees and agents. Without prejudice to the generality of the foregoing, the Employee hereby acknowledges and agrees that the provisions made in this agreement constitute a full and final settlement of all claims (if any) which the Employee has and/or may have against the Company arising out of his employment with the Company and/or the termination of such employment, whether such claims arise at common law, in equity or pursuant to statute (including but not limited to the Redundancy Payments Acts 1967 to 2003, Terms of Employment (Information) Act, 1994 and 2001, Minimum Notice and Terms of Employment Acts 1973 and 2001, Payment of Wages Act 1991, Organisation of Working Time Act 1997, Protection of Employment Act, 1977, Employment Equality Acts 1998 and 2004 and the Unfair Dismissals Acts 1977 to 2001) or pursuant to contract, in tort, or otherwise howsoever arising including for the avoidance of doubt, any claim for personal injury.

10.	The Employee acknowledges and agrees that the provisions and obligations of the Proprietary Information Agreement signed by him on 9th February 2001 (and attached at Schedule 3) will survive the termination of his employment on the Termination Date.

11.	Subject to Clause 10 above, the provisions of this Agreement shall supercede all prior discussions, representations, understandings or agreements concerning the subject matter hereof and constitute a full and final settlement of the Company’s obligations (if any) to the Employee regarding his employment with the Company, the termination of his employment and the severance payments to be paid to him upon such termination.

12.	It is agreed that the terms of this Settlement Agreement are to remain strictly confidential and neither party will make any disclosures regarding the said terms to any third party, save to their legal advisors and to immediate family, unless compelled to do so in the course of legal proceedings to enforce the terms of same or otherwise as required by law, provided that the Parties acknowledge and agree that a copy of the Agreement may be filed with the United States Securities and Exchange Commission.

13.	The Company confirms that all outstanding vouched work related expenses incurred up to and including May 31, 2005, will be discharged within ten days of the Termination Date.

14.	The Employee hereby acknowledges that he has taken legal advice on this agreement and that he understands and accepts the effect and implications of this agreement. The Company agrees to pay for such advice to an amount not to exceed €1,000. The Employee further acknowledges that he is entering into this agreement without coercion of any description and with full understanding that he is releasing and compromising any and all claims that he has and/or may have against the Company arising from and/or connected with his employment with the Company and/or the termination of such employment.

15.	This Agreement shall be governed by and construed in accordance with the laws of Ireland.

IN WITNESS whereof the parties have executed this agreement in the manner hereinafter appearing the day and year first above written.

SIGNED by Scott Poteracki, Chief Financial Officer
for and on behalf of MTI Technology Corporation, and MTI Technology BV in the presence of : Huan Huynh on April 1, 2005

SIGNED by the said Nicholas Boland
in the presence of: Desmond O’Neill

CONSULTING AGREEMENT

THIS AGREEMENT is made between MTI Technology Corporation (“MTI”), a Delaware corporation, at 14661 Franklin Avenue, Tustin, California and Nicholas Boland an independent consultant, (“Consultant”).

WHEREAS, Consultant has general experience in the area of financial management, and direct experience in the tactical and strategic financial management of MTI; and

WHEREAS, MTI in reliance on Consultant’s representations, is willing to engage Consultant as an independent contractor, and not as an employee;

The parties agree to the following terms and conditions:

1.0	SCOPE OF SERVICES

1.1	Consultant will provide consulting services, as directed and requested by MTI in its sole discretion, in the area of general financial management.

1.2	The parties acknowledge and agree that MTI has no right to control the manner, means, or method by which Consultant performs the services called for by this Agreement. MTI will be entitled only to: (1) direct Consultant with respect to the elements of the services to be performed by Consultant and the results to be derived by MTI, (2) to inform Consultant as to where and when such services will be performed, and (3) to review and assess the performance of the services by Consultant for the limited purposes of assuring that the services have been performed and confirming that results are satisfactory.

2.0	TERM OF AGREEMENT

2.1	The term of this Agreement shall be from 1st June 2005 to 31st December 2005.

2.2	The cure period for any failure of MTI to pay fees and charges due will be forty-five (45) days from the date MTI receives notice.

2.3	Upon the termination of this Agreement, Consultant will promptly return to MTI all copies of any MTI data, records, or materials, including all materials incorporating the propriety information of MTI. Consultant will also furnish to MTI all work in progress, including all incomplete work.

2.4	Within fifteen (15) days of termination of this Agreement, Consultant will submit to MTI an itemized invoice for any outstanding fees or expenses under this Agreement. MTI, upon payment of the amounts invoiced, will have no further liability or obligation to Consultant.

3.0	FEES

3.1	In Consideration of the services to be performed by Consultant, MTI will pay Consultant € 100 per hour per assignment, with the number of billable hours per assignment to be mutually agreed upon by both MTI and consultant, in writing, prior to Consultant providing any service relating the respective assignment. MTI retains the unilateral and sole right to determine if any services are to be requested of the Consultant, and Consultant agrees not to undertake any actions or provide any services under this Agreement unless directed to do so by the appropriate representatives of MTI.

4.0	RIGHTS IN DATA

4.1	Any MTI Work Product will be considered a “work for hire” and will remain the exclusive property of MTI.

4.2	“MTI Work Product” means the ideas, processes methods, programming aids, reports, programs, manuals, tapes, software, flowcharts, systems or improvements, enhancements, or modifications, that the Consultant utilizes, produces, develops, prepares, conceives, makes, or suggest in the performance of the services under this Agreement, including all related developments originated or conceived during the term of the Agreement but completed or reduced to practice after termination.

4.3	All right, title, and interest in and to any programs, systems, data, and materials furnished to MTI and/or developed, at private expense, by Consultant outside the scope of this Agreement are and will remain the exclusive property of Consultant. These “Consultant Products,” if any are listed in Exhibit “A.”

5.0	PROPRIETARY INFORMATION

5.1	Consultant acknowledges that in order to perform the services called for in this Agreement, it will be necessary for MTI to disclose to Consultant certain Trade Secrets that have been developed by MTI at great expense and that have required considerable effort of skilled professionals. Consultant further acknowledges that the Deliverables will, of necessity, incorporate such Trade Secrets. Consultants agrees that it will not disclose, transfer, use, copy, or allow access to any Trade Secrets to any employees or to any third parties, unless they have a need to know and are consistent with the requirements of this Agreement and have signed a Confidentiality/Non-Disclosure Agreement shown in Exhibit “B.”

5.2	In no event will Consultant disclose any Trade Secrets to any competitors of MTI.

5.3	The term “Trade Secrets” means any scientific of technical data, information, design, process, procedure, formula, or improvement that is commercially valuable to MTI and not generally known in the industry.

5.4	The obligation contained in this Section will survive the termination of this Agreement and continue for as long as the material remains Trade Secrets.

5.5	The obligations contained in this Section shall not in any way diminish or limit Consultant’s obligations and duties under his Proprietary Agreement with MTI.

6.0	CONFIDENTIALITY OF AGREEMENT; PUBLICITY; USE OF MARKS

6.1	Consultant will not disclose the nature of the effort undertaken for MTI or the terms of this Agreement to any other person or entity, except as may be necessary to fulfill Consultant’s obligations.

6.2	Consultant will not at any time use MTI’s name or any MTI trademark(s) or trade name(s) in any advertising or publicity without the prior written consent of MTI.

7.0	WARRANTIES

7.1	Consultant warrants that:

a.	Consultant’s performance of the services and any programs, systems, data, or materials furnished to MTI under this Agreement will not violate any applicable law, rule, or regulation; any contracts with third parties; or any third-part rights in any patent, trademark, copyright, trade secret; or similar rights.

b.	Any and all rights, title, and ownership interest, including copyright, that Consultant may have in or to a MTI Work Product or any tangible media embodying a MTI Work Product, as described in Section 4.2, are assigned to MTI as part of this Agreement.

8.0	LIMITATION OF LIABILITY

8.1	Except as provided in this Section 8, in no event will either party be liable to the other for any special, incidental, consequential damages, or lost profits of the other party.

9.0	MISCELLANEOUS

9.1	This agreement will be governed by substantive laws of the State of California.

9.2	The parties are independent contractors to one another. Nothing in this Agreement creates any agency, partnership, or joint venture between the parties. Except as expressly provided in this Agreement, MTI will not be liable for any debts, accounts, obligations, or other liabilities of Consultant, including (without limitation) Consultant’s obligations to withhold income taxes for itself or any of its employees.

9.3	All remedies available to either party for one or more breaches by the other party are cumulative and may be exercised separately or concurrently without waiver of any other remedies. The failure of either party to act on a breach of this Agreement by the other will not be deemed a waiver of the breach or a waiver of future breaches, unless the waiver is in writing and signed by the party against whom enforcement is sought.

9.4	All notices will be in writing and will be delivered by hand or by registered or certified mail, postage prepaid, as follows:

If to Consultant:	If to MTI:

Nicholas Boland	MTI Technology Corporation
Woodfield, Carpenterstown Road	14661 Franklin Avenue
Castleknock, Dublin 15	Tustin, CA 92780

9.5	This Agreement constitutes the entire Agreement between the parties relating to Consultant’s providing of services to MTI as an independent contractor. This Agreement may be modified only in writing.

CONSULTANT	MTI TECHNOLOGY CORPORATION

/s/ Nicholas Boland	/s/ Huan Huynh
Signature:	Signature:

NICHOLAS BOLAND	HUAN HUYNH
Name	Name

Consultant	HR Manager
Title	Title

March 31, 2005	April 1, 2005
Date	Date

EXHIBIT “A”

CONSULTANT PRODUCTS

(IF ANY, TO BE LISTED HERE)

Exhibit “B”

CONFIDENTIALITY/NON-DISCLOSURE AGREEMENT

In consideration of MTI Technology Corporation, a Delaware corporation (herein “MTI”) granting me to access MTI facilities and information, I agree as follows:

1.	As an employee of Consultant, it is my understanding that, pursuant to a Consulting Agreement between Consultant and MTI Technology Corporation, I will have access and acquire techniques, know-how, or other information of a confidential nature concerning MTI experimental and developmental work, trade secrets, secret procedures, business matters or affairs including, but not limited to, information relating to ideas, discoveries, inventions, disclosures, processes, methods, systems, formulas, patents, patent applications, machines, materials, research plans, and activities, research results, and business marketing information, plans, operations, activities, and results. I WILL NOT DISCLOSE ANY SUCH INFORMATION TO ANY PERSON OR ENTITY OR USE ANY SUCH INFORMATION WITHOUT MTI’S PRIOR WRITTEN CONSENT. Information will, for purposes of this Agreement, be considered to be confidential if not know in the field generally, even though such information has been disclosed to one or more third parties pursuant to join research agreements, consulting agreements, or other agreements entered into by MTI or any of its affiliates. Excluded from the obligations of confidentiality and non-discloser agreed to herein is information (i) that I can establish I knew prior to my acquiring it from MTI; (ii) that I receive from a third party who, when providing it to me, is not under an obligation to MTI to keep the information confidential; or (iii) that enters the public domain through no fault of mine.

2.	If, as a consequence of my access to MTI facilities or information, I conceive of or make, alone or with others, ideas, inventions and improvements thereof of know-how related thereto that relate in any manner to the actual or anticipated business of MTI, I will assign and do hereby assign to MTI my right, title, and interest in each of the ideas, inventions and improvements thereof described in this paragraph. I will, at MTI’s expense, execute, acknowledge, and deliver such documents.

3.	I agree that, upon the earlier of the completion of my work for MTI, as an employee of Consultant or upon the termination of the Consulting Agreement between MTI and Consultant, I will deliver to MTI (and will not keep in my possession or deliver to anyone else) any and all devices, records, data, notebooks, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to MTI, its successors or assigns.

4.	I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence the proprietary information acquired by me in confidence or in trust prior to my commencing work for MTI. I have entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

5.	This Agreement will be governed by the laws of the State of California.

6.	If one or more of the provisions in this Agreement is deemed void by law, then the remaining provisions will continue in full force and effect

7.	This Agreement will be binding upon my heirs, executors, administration and other legal representatives and will be for the benefit of MTI, its successors, and its assigns.

8.	This Agreement will remain in full force and effect so long as any materials referred to in paragraph 1 remain trade secrets of MTI.

9.	This Agreement does not modify or limit my obligation or duties of Consultant under the Propriety Information Agreement signed by consultant.

March 31, 2005	/s/ Nick Boland
Date	Signature

/s/ Desmond O’Neill	NICK BOLAND
Witness	Name